Exhibit 99.1

Anthera Pharmaceuticals Provides Business Update
and Reports 2017 Third Quarter Financial Results

o	RESULT, Phase 3 clinical study of Sollpura, topline data expected Q1’2018
o	RESULT sanctioned by the European Cystic Fibrosis Society Clinical Trial Network
o	Blisibimod granted FDA orphan drug designation for the treatment of IgA nephropathy
o	Executed a private placement of equity securities for potentially $15 million in gross proceeds in October 2017

HAYWARD, Calif., November 6, 2017 -- Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today provided a business update and reported financial results for the third quarter ended September 30, 2017.

Recent Developments and Business Highlights:

Sollpura™ (liprotamase) for the treatment of Exocrine Pancreatic Insufficiency (“EPI”)

o	Phase 3 RESULT study topline expected Q1 2018

The Phase 3 RESULT study is designed to evaluate the non-inferiority of Sollpura at individualized doses compared to approved, porcine-derived, enteric-coated pancreatic enzyme replacement therapy (PERT) when administered to patients with EPI due to cystic fibrosis.  The study will enroll approximately 150 patients who are well-controlled on stable porcine PERT at screening, as demonstrated by the coefficient of fat absorption (CFA).  The primary efficacy variable will evaluate the change from baseline in CFA following 4 weeks of treatment with either Sollpura or Pancreaze. Patients randomized to Sollpura will then be followed for an additional 20-Week extension period (total of 24 weeks on study) for longer term assessments of weight, height, BMI, and safety.

o	RESULT study approved by the European Cystic Fibrosis Society Clinical Trial Network (“ECFS CTN”)

In August 2017, the RESULT study was sanctioned by the ECFS CTN’s Executive Committee.  Together with the U.S. Cystic Fibrosis Foundation Therapeutics Development Network (“CFFTDN”) sanction of the RESULT study in July, we expanded the study through the addition of ECFS CTN clinical sites and CFFTDN clinical sites.

Blisibimod Update

o	Blisibimod for the treatment of IgA Nephropathy (“IgAN”)

We reported topline data from the Phase 2 BRIGHT-SC study in August 2017.  The BRIGHT-SC study enrolled 57 patients with IgA nephropathy who were treated for up to 2 years, all patients completed at least 60 weeks of treatment.   Topline data demonstrated that blisibimod has the potential to halt disease progression as measured by the mean estimate of urinary protein-creatinine ratio, also known as proteinuria.  Additionally, blisibimod demonstrated a trend toward preservation of renal function based upon individual rates of change in estimated glomerular filtration rate and marked reduction in serum immunoglobulins IgA, IgG and IgM.

o	Blisibimod received orphan drug designation from the FDA for the treatment of IgAN

In August 2017, we received notification from the FDA that it had granted orphan drug designation to blisibimod for the treatment of IgAN.  IgAN is the most common cause of primary glomerulonephritis worldwide for which there are no approved therapies, despite the high proportion of patients who progress to end-stage renal disease.  Blisibimod has been well tolerated in > 820 patients over multiple clinical studies.

Financial Updates

In October 2017, we entered into definitive agreements for a private placement of equity securities (“PIPE”) with certain accredited investors for potentially $15 million in aggregate proceeds.  The PIPE is structured with two closings, the initial closing for gross proceeds of $2.9 million was completed on October 27, 2017.  The second closing is expected to result in additional gross proceeds of $12.1 million and is subject to shareholder approval, which we plan to obtain at a special meeting of our shareholders to be called for that purpose in January 2018.

Summary of Financial Results

Cash Position.  We ended the third quarter of 2017 with cash and cash equivalents totaling $6.1 million, compared to $20.8 million as of December 31, 2016.  The decrease in cash is mainly attributable to $30.6 million used to fund our operations, offset by approximately $14.1 million in proceeds received from a public offering of common stock and warrants in March 2017, and approximately $1.7 million in proceeds received from the sale of common stock pursuant to an equity purchase agreement.  The recent PIPE transaction is expected to increase our cash position.

Warrant Expiration.  In March 2017, we completed an underwritten public offering of common stock and warrants.  The warrants were issued in two separate tranches with terms of six months and five years.  On October 28, 2017, one of the tranches representing 3,653,986 warrants expired.

o
R&D Expense.  Research and development expense for the three and nine months ended September 30, 2017 totaled $6.1 million and $20.9 million, respectively, compared to $14.1 million and $35.7 million for the corresponding periods in 2016. The decrease in 2017 from 2016 is primarily due to lower clinical development expenses as a result of the SOLUTION study in cystic fibrosis patients with EPI and CHABLIS clinical studies in patients with systemic lupus erythematous being substantially completed in 2016. This resulted in the reductions in clinical trial expense by $4.9 million and manufacturing/clinical drug supplies by $1.9 million for the three months ended September 30, 2017.  For the nine months ended September 30,2017, this resulted in the reductions in clinical trial expense by $9.3 million and manufacturing/clinical drug supplies by $3.9 million.

o
G&A Expense.  General and administrative expense for the three and nine months ended September 30, 2017 totaled $1.8 million and $6.3 million, respectively, compared to $2.5 million and $7.3 million for the corresponding periods in 2016. The decrease is primarily due to a 30% reduction in headcount, which resulted in lower payroll related and stock-based compensation expense by $0.4 million and $1.3 million for the three months and nine months ended September 30, 2017, respectively.

o
Research Award.  A research award, granted to us in March 2015 by the Cystic Fibrosis Foundation Therapeutics, Inc. and recorded as an offset to operating expense, totaled $100,000 for nine months ended September 30, 2017, compared to $261,000 in the comparative period in 2016.  The amount of the research award recognized represents the value prescribed to the milestones we achieved under the award agreement during the reporting periods. As of March 31, 2017, we have fully recognized the research award.

o
Other Income.  For the three and nine months ended September 30, 2017, we recorded $1.6 million and $10.0 million, respectively, in non-operating income, primarily comprising changes in the fair value of warrants issued in connection with a direct offering of common stock and warrants in March 2017 and the fair value of the warrants exceeding the cash proceeds received from the offering.  The initial fair value of the liability associated with these warrants was $14.7 million upon issuance in March 31, 2017.  As of September 30, 2017, the fair value of the warrant liability decreased to $4.1 million due to a decrease in the fair value of the common stock underlying the warrant shares.  The decrease is recorded as part of non-operating income in the statements of operations in 2017.

o
Net Income (Loss) Per Basic and Diluted Share.  For the three months ended September 30, 2017, we recorded a net loss of $6.3 million or $0.58 per basic and diluted share, compared to net loss of $16.5 million, or $4.85 per basic and diluted share for the corresponding period in 2016.  For the nine months ended September 30, 2017, we recorded a net loss of $17.2 million, or $2.12 per basic and diluted share, compared to net loss of $42.5 million, or $10.04 per share.

o
Net Loss Applicable to Common Stockholders.  In connection with a registered direct offering of convertible preferred stock and warrants to purchase shares of common stock in September 2016, there was an in-the-money conversion feature (beneficial conversion feature, or BCF).  The BCF required separate financial statement recognition and was recorded as a discount to the preferred shares.  For the nine months ended September 30, 2017 and 2016, we recorded a deemed dividend of $2.5 million and $8.8 million, respectively.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT:

Investor Relations of Anthera Pharmaceuticals, Inc.
ir@anthera.com

For Media Inquiries:
Frannie Marmorstein, 305-567-0821
frannie.marmorstein@rbbcommunications.com

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Source: Anthera Pharmaceuticals, Inc.

ANTHERA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
REVENUES:
License fee	$—	$—	$—	$139
Collaborative revenue	—	—	—	6
Total revenues	—	—	—	145
OPERATING EXPENSES:
Research and development	$6,104	$14,096	$20,939	$35,686
General and administrative	1,810	2,504	6,338	7,318
Research award	—	—	(100)	(261)
Total operating expenses	7,914	16,600	27,177	42,743
LOSS FROM OPERATIONS	(7,914)	(16,600)	(27,177)	(42,598)
OTHER INCOME (EXPENSE):
Other (expense)	$(43)	$(47)	$(74)	(109)
Fair value of warrant liability in excess of proceeds from financing	—	—	(600)	—
Change in fair value of warrant liability	1,650	169	10,650	169
Total Other Income (Expense)	1,607	122	9,976	60
Net Loss	$(6,307)	$(16,478)	$(17,201)	$(42,538)
Deemed dividends attributable to preferred stock	—	(8,807)	(2,503)	(8,807)
Net loss applicable to common stockholders	$(6,307)	$(25,285)	$(19,704)	$(51,345)
Net loss per share applicable to common stockholders —basic and diluted (1)	$(0.58)	$(4.85)	$(2.12)	$(10.04)
Weighted-average number of shares used in per share calculation—basic and diluted (1)	10,947,338	5,210,334	9,296,890	5,115,560

(1)
All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-eight reverse stock split which became effective on April 28, 2017.

ANTHERA PHARMACEUTICALS, INC.
BALANCE SHEET DATA
(in thousands, except share data)
(unaudited)

	September 30, 2017	December 31, 2016

Cash and cash equivalents	$6,076	$20,843
Accounts receivable	$—	$—
Total assets	$8,368	$23,471
Warrant liability	$4,050	$—
Total liabilities, excludes warrant liability	$3,975	$10,624
Series X contingently redeemable convertible preferred stock	$—	$377
Series X convertible preferred stock	$333	$8,614
Common Stock and additional paid-in capital	$424,765	$411,410
Accumulated deficit	$(424,755)	$(407,554)
Total shareholders' equity	$343	$12,470
Common shares outstanding (1)	11,446,920	5,745,536
Series X convertible preferred shares outstanding	430	9,012

(1)
All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-eight reverse stock split which became was effective on April 28, 2017.